EXHIBIT 99.1

Pacific Energy Development Announces Kazakhstan Government Approval of the Production License’s Development Plan and Formal Entry into Production Stage

Danville, California, February 11, 2014 – Pacific Energy Development (NYSE MKT:  PED), an energy company engaged in the acquisition and development of strategic high-value energy projects in the U.S. and Asia, today announced that it has been informed by Aral Petroleum Capital Limited Partnership (“Aral”) that in December 2013 the Central Development Committee of the Republic of Kazakhstan approved the development plan proposed by Aral for the development of its 2,199 acre contract area located in the East Zhagabulak Block oilfield, thereby officially moving the oilfield into the development stage under Aral’s existing production license issued by the Republic of Kazakhstan.  Under Kazakh law, a government-approved development plan is necessary to commence formal oil production under a production license.  With receipt of this approval, Aral now formally enters into the production stage, which expires in 2034.

Following the previously announced completion of two target zones in wells #306 and #315, the asset has recently been producing approximately 1,522 barrels of oil equivalent per day (517 BOE/D to our 34% net interest) at approximately 50% choke from these two wells. Production was recently voluntarily halted by Aral pending receipt of a required gas-flaring permit or finalization of a gas off-take agreement for the sale of gas produced from the asset, following which Aral plans to commence commercial production within the coming months.

The Company is currently in contract to acquire an indirect 34% interest in Aral, which holds a production license covering 2,199 acres located in the North Block of Kazakhstan’s Pre-Caspian Basin, which acreage is covered by an exploration license issued by the Republic of Kazakhstan that covers 380,000 acres and is 100% held by Aral. The Company’s acquisition of this interest is subject to the satisfaction of certain customary closing conditions, including the requisite approvals from the Republic of Kazakhstan

Commenting on these recent developments, President and CEO Frank Ingriselli noted, “The recent production increases are very exciting and Aral’s receipt of the Government of Kazakhstan approval to move into production is a major achievement.  These are two important milestones in the development of this field that will allow formal commercial production to soon commence.  We likewise look forward to receiving the further necessary Government of Kazakhstan approvals to close our acquisition of this interest as soon as possible, and to participating in the further development of this exciting asset.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States and Asia. The Company's principal assets include its Niobrara asset located in the DJ Basin in Colorado, its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas, its Eagle Ford asset in McMullen County, Texas, and its North Sugar Valley asset located in Matagorda County, Texas. The Company has also previously announced its entry into agreements to acquire (i) a controlling interest in a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan, and (ii) an additional approximately 28,241 net acres and wells producing approximately 400 net barrels of oil equivalent per day in Weld and Morgan Counties, Colorado.  Pacific Energy Development is headquartered in Danville, California, with offices in Houston, Texas and Beijing, China.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the SEC.

Contacts

Pacific Energy Development
Bonnie Tang, 1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

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